Exhibit 99.1

Polar Power Reports Second Quarter 2017 Financial Results

Management to Host Conference Call Today at 4:30 p.m. EDT

GARDENA, CA – August 8, 2017 – Polar Power, Inc. (NASDAQ: POLA), a global provider of prime and backup DC power solutions, reported its financial results for the three and six months ended June 30, 2017.

Key Second Quarter 2017 Financial & Operational Highlights:

●	Polar Power is currently an approved vendor to 3 of the top 4 U.S. wireless carriers.

●	Commenced initial sales of DC power systems with new U.S. Tier-1 wireless carrier.

●	Expanded manufacturing infrastructure and secured 15,000 sq. ft. of space for production and warehousing.

●	Advanced the rollout of international and domestic telecom sales infrastructure. Key hires have existing relationships with Polar Power’s targeted customers and have previously sold DC power systems. Biographies are posted on Polar Power corporate website.

●	North America hires include: Paul Ross as Director of Sales and Business Development for Telecom Applications. Paul joins our existing sales personnel Adam Szczepanek and Christopher Sabo.

●	Overseas hires include: Abel Santos as Director of Sales for Latin America and Caribbean territories along with Robert Pounder as Director of Business Development for Asia. Abel and Robert join Andre Herbst, Michael Mullen and Raj Hira to form Polar Power’s core group of international sales personnel.

●	Established overseas support center improving customer support by: providing wider time zone coverage, reducing travel time to site and lowering customer support costs. Polar Power’s Romanian hires have worked as a team for many years providing technical phone and onsite support worldwide for DC power systems. New office also supports overseas sales efforts with technical proposals and RFPs in multiple languages.

●	Introduced Summit Series DC Power System for international telecom markets. Complete hybrid system improves on production costs and facilitates installation in remote areas of the world for applications in off-grid and bad-grid sites.

●	Net sales decreased 48% to $2.5 million, as compared to $4.7 million in Q2 2016.

●	Backlog totaled $1.7 million at June 30, 2017, as compared to $1.0 million at March 31, 2017.

●	Net loss was $0.4 million, or ($0.03) per basic and diluted share, as compared to net income of $0.4 million, or $0.05 per basic and diluted share, in Q2 2016.

Financial Results for the Three Months Ended June 30, 2017 Versus Same Year-Ago Quarter

Net sales totaled $2.5 million in Q2 2017, a decrease of 48% as compared to $4.7 million in Q2 2016. The decrease in net sales was a result of a decrease in sales of DC power systems to the company’s largest telecommunications customer coupled with a price reduction in DC power systems that took effect in the first quarter of 2017.

Backlog totaled $1.7 million at June 30, 2017, as compared to $1.0 million at March 31, 2017. The increase in backlog at the end of Q2 2017 as compared to the end of Q1 2017 was attributable to initial orders with a new U.S. Tier-1 wireless carrier and an increase in orders from the military for the company’s DC power solutions.

Gross profit decreased 47% to $0.8 million in Q2 2017 as compared to $1.5 million in Q2 2016. Gross profit margin as a percentage of net sales remained constant at 31% in Q2 2017, as compared to Q2 2016. The gross profit for Q2 2017 was negatively affected by a price reduction on our DC power systems, coupled with our investments in production infrastructure and employee training. Employee count increased 36% to 106 in the second quarter of 2017 as compared to 78 in the second quarter of 2016. We have made substantial improvements in our production facility during 2017 and continue to believe that our gross profit margin as a percentage of net sales will improve to a range of 40%-45% in the second half of 2017, especially as the volume of sales increases.

Operating expenses increased to $1.4 million in Q2 2017 from $0.7 million in Q2 2016. The increase in operating expenses was primarily due to several major projects, such as the development of a new 15kW horizontal DC power system, the ongoing development of a new hybrid power system for international markets and an increase in expenditures in sales operations and R&D.

Net loss totaled $0.4 million, or ($0.03) per basic and diluted share in Q2 2017, compared to net income of $0.4 million, or $0.05 per basic and diluted share, in Q2 2016. The decrease in net income was primarily due to the aforementioned projects.

Cash at June 30, 2017 totaled $15.1 million, as compared to $16.2 million at December 31, 2016. The substantial balances of cash as of the comparative periods ended June 30, 2017 and December 31, 2016 resulted from the net proceeds of $17.0 million from the Company’s initial public offering in December 2016.

Management Commentary

“The second quarter of 2017 was highlighted with the commencement of sales with our DC power systems to our new Tier-1 wireless carrier customer in the United States,” said Polar Power CEO, Arthur Sams. “After extensive due diligence that required on-site demonstrations, technical requirements and volume pricing terms, we are pleased to report that initial orders have taken place and the company is aggressively preparing for major purchases in the third quarter of 2017.

“On the financial front, during the second quarter of 2017 our top line revenue performance suffered due to supply chain restructuring initiatives with our largest customer in preparation for the upcoming 5G rollout and large spending for M&A activity. We are one of many vendors that experienced a short-term disruption and after recent discussions with our key contacts, we expect to see an increase in sales in the third quarter of 2017. As stated previously, one of our key goals was to reduce our customer concentration and we are starting to see the results as evidenced in increased sales in the military sector along with sales quickly developing with our other Tier-1 telecommunications customers.

“Outside of telecom, we saw material progress with orders and new discussions in the military sector. In fact, 50% of our backlog as of today is due to an increase in orders from a major U.S. defense manufacturer of military vehicles. Also during the second quarter, we made notable progress with another major U.S. defense manufacturer for our lightweight 30kW DC generator.

“In preparation for our recently announced new U.S. Tier-1 wireless carriers and international customers coming online, we leased an additional 15,000 feet of space for production and warehousing, installed new production and testing equipment, reduced our pricing structure in anticipation of lower material and production costs and started training new employees. These strategic decisions resulted in a decline in our gross profit as a percentage of net sales 31% from our normalized range of 40%-45%. We expect our gross profit as a percentage of sales to return to levels within the normalized range during the second half of 2017, as the volume of sales increases, we maximize labor efficiency and realize the positive changes from our new supply chain agreements,” continued Sams.

“Another key initiative made during the second quarter was the advancement of our international and domestic telecom sales infrastructure. We now have the necessary global reach to acquire and support new telecom customers with our DC power solutions. This initiative did result in an increase with our operating expense line that ultimately impacted our profitability for the quarter. As previously communicated during our IPO, the company’s use of proceeds would be deployed in the first and second quarter of 2017 to lay the necessary foundation for long term financial performance. In two short quarters, we have established a presence on four continents with five full time Polar sales executives. We also opened one customer service operations center in Romania providing Polar with the resource to support our global growth strategy. We expect the capital deployed in the first half of 2017 to bear fruit in subsequent quarters.

“On the R&D front, our engineers commenced new initiatives for our next generation Supra Digital Control System to increase our competitiveness. The new enhancements will improve performance with lithium ion batteries, data collection in the field and system serviceability. Progress continues on our 200 kW DC generator for data centers and the military and we expect to have prototypes towards the end of 2017.

“As we look into the second half of 2017 our confidence is further supported by our recent vendor approval with 20 of the top 50 global wireless carriers. We believe the second quarter financial performance was the low point and are already off to a strong start in the third quarter with improved sales and backlog. With respect to our outlook for 2017, we are highly confident our financial performance will demonstrate quarter over quarter improvement and look forward to sharing more on our developing story at the upcoming Dougherty & Co. Institutional Investor Conference on September 19, 2017 in Minneapolis,” concluded Sams.

Conference Call Details

Polar Power CEO Arthur Sams, Acting CFO Luis Zavala and Vice President of Operations Raj Masina will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date: Time: Toll-free dial-in number: International dial-in number: Conference ID:	Tuesday, August 8, 2017 4:30 p.m. EDT, 1:30 p.m. PDT 1-888-282-4570 1-719-457-2667 3873823

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=124940 and via the investor relations section of the Company’s website at www.polarpower.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through August 22, 2017.

Toll-free replay number:            1-844-512-2921

International replay number:     1-412-317-6671

Replay ID:                                    3873823

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s expectation that its new customers will commence ordering products during the next two quarters; the expectation that Polar Power’s gross profit as a percentage of net sales will return to within a range of 40%-45% during the second half of 2017; Polar Power’s belief that customers will make major purchases in the third quarter of 2017; Polar Power’s belief that its new economy DC power system will increase competitiveness overseas, meet new customer demands and assist in diversifying Polar Power’s current customer concentration; Polar Power’s belief that the outlook for the remainder of 2017 is encouraging and that Polar Power will demonstrate quarter over quarter improvement in the future; Polar Power’s belief that the outlook for the remainder of 2017 is encouraging; and Polar Power’s belief that it can continue to execute on its business plan for 2017 and beyond are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions, including demand for DC power systems; raw material and manufacturing costs; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Polar Power’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Polar Power’s Form 10-Q/A filed with the Securities and Exchange Commission on July 11, 2017.

Media and Investor Relations:

Chris Tyson

Managing Director

MZ North America

Direct: 949-491-8235

ir@polarpowerinc.com

www.mzgroup.us

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER INC.
BALANCE SHEETS

	June 30, 2017	December 31,
	(Unaudited)	2016
ASSETS
Current assets
Cash and cash equivalents (including restricted cash of $1,000,423 at June 30, 2017)	$15,051,845	$16,242,158
Accounts receivable	1,712,488	4,403,946
Inventories, net	5,736,669	4,839,591
Prepaid expenses	259,976	178,569
Refundable income taxes	988,168	—
Total current assets	23,749,146	25,664,264

Other assets:
Property and equipment, net	775,951	737,586
Deposits	66,796	66,796
Deferred tax assets	218,015	160,637
Total assets	$24,809,908	$26,629,283
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$108,371	$659,355
Customer deposits	72,931	71,954
Income taxes payable	—	1,227,308
Accrued liabilities and other current liabilities	441,973	669,889
Current portion of notes payable	108,452	111,368
Total current liabilities	731,727	2,739,874
Notes payable, net of current portion	182,452	237,431

Total liabilities	914,179	2,977,305

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,143,158 shares issued and outstanding	1,014	1,014
Additional paid-in capital	19,242,715	19,242,715
Retained earnings	4,652,000	4,408,249
Total shareholders’ equity	23,895,729	23,651,978

Total liabilities and shareholders’ equity	$24,809,908	$26,629,283

POLAR POWER INC. STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Sales	$2,441,753	$4,678,539	$7,408,734	$8,066,282

Cost of Sales	1,674,129	3,227,658	4,724,380	5,177,297

Gross Profit	767,624	1,450,881	2,684,354	2,888,985
Operating Expenses
General and administrative	683,629	515,391	1,355,054	879,191
Research and development	391,019	47,204	467,021	89,134
Sales and Marketing	270,343	107,611	465,438	182,194
Depreciation and amortization	7,674	5,914	15,408	11,559
Total operating expenses	1,352,665	676,120	2,302,921	1,162,078

Income (Loss) from operations	(585,041)	774,761	381,433	1,726,907
Other (expenses) income
Interest expenses	(5,417)	(39,787)	(10,193)	(63,791)
Other income	21,612	4,488	24,074	5,717
Total other (expenses) income, net	16,195	(35,299)	13,881	(58,074)

Income (Loss) before income taxes	(568,846)	739,462	395,314	1,668,833
Income tax provision (benefit)	(219,717)	376,983	151,563	730,144
Net Income (Loss)	$(349,129)	$362,479	$243,751	$938,689

Net Income (Loss) per share – basic and diluted	$(0.03)	$0.05	$0.02	$0.13
Weighted average shares outstanding, basic and diluted	10,143,158	7,383,150	10,143,158	7,383,150

POLAR POWER INC.

STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net Income	$243,751	$938,689
Adjustments to reconcile net income to net cash used in operating activities:
Common shares issued for services	—	37,500
Depreciation and amortization	120,080	96,580
Changes in operating assets and liabilities

Accounts receivable	2,691,458	(2,362,891)
Inventories	(897,078)	(725,267)
Prepaid expenses	(81,407)	(44,465)
Deposits	—	(7,500)
Deferred tax assets	(57,378)	68,889
Refundable income taxes	(988,168)	—
Accounts payable	(550,984)	826,651
Income taxes payable	(1,227,308)	445,918
Customer deposits	977	136,241
Accrued expenses and other current liabilities	(227,916)	306,645
Net cash used in operating activities	(973,973)	(283,010)

Cash flows from investing activities:
Acquisition of property and equipment	(158,445)	(107,709)
Payable for acquired technology	—	(90,000)
Net cash used in investing activities	(158,445)	(197,709)

Cash flows from financing activities:
Advances (repayment) of credit line; net	—	607,443
Repayment of notes	(57,895)	(189,283)
Net cash (used in) provided by financing activities	(57,895)	418,160

Decrease in cash and cash equivalents	(1,190,313)	(62,559)
Cash and cash equivalents, beginning of period	16,242,158	263,418
Cash and cash equivalents, end of period	$15,051,845	$200,859

Supplemental Cash Flow Information:
Taxes Paid	$2,424,417	$—
Interest Paid	10,193	63,791
Supplemental non-cash investing and financing activities:
Assets acquired under notes payable	$—	$237,463